Exhibit 99.1
TARGA RESOURCES GP LLC
CONSOLIDATED BALANCE SHEET

June 30, 2008
(Unaudited)
(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$31,988
Receivables from third parties	84,847
Receivables from affiliated companies	107,367
Inventory	2,350
Assets from risk management activities	1,926
Other	395

Total current assets	228,873

Property, plant and equipment, at cost	1,455,834
Accumulated depreciation	(210,923)

Property, plant and equipment, net	1,244,911

Debt issue costs	12,321
Long-term assets from risk management activities	3,362
Other long-term assets	2,285

Total assets	$1,491,752

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	$5,616
Accrued liabilities	198,820
Liabilities from risk management activities	115,293

Total current liabilities	319,729

Long-term debt	575,000
Long-term liabilities from risk management activities	153,697
Deferred income tax liability	1,861
Other long-term liabilities	3,451

Commitments and contingencies (Note 9)
Limited partners of Targa Resources Partners LP, including Parent	435,500

Member’s equity:
Member interest	7,822
Accumulated other comprehensive loss	(5,308)

Total member’s equity	2,514

Total liabilities and member’s equity	$1,491,752

See notes to consolidated balance sheet

Targa Resources GP LLC
Notes to Consolidated Balance Sheet
Note 1—Organization and Operations
     Targa Resources GP LLC is a Delaware single-member limited liability company, formed in October 2006 to own a 2% general partner interest in Targa Resources Partners LP (“Partnership”). Our primary business purpose is to manage the affairs and operations of the Partnership. We are an indirect wholly-owned subsidiary of Targa Resources, Inc. (“Targa”, or “Parent”). In this report, unless the context requires otherwise, references to “we,” “us,” “our,” or “the Company” are intended to mean the business and operations of Targa Resources GP LLC and its consolidated subsidiaries, which include the Partnership and its consolidated subsidiaries. References to “TR GP” are intended to mean and include Targa Resources GP LLC, individually as the general partner of the Partnership, and not on a consolidated basis.
     The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas and natural gas liquids (“NGLs”) and fractionating and selling NGL products. The Partnership currently operates in the Fort Worth Basin/Bend Arch in North Texas (the “North Texas system”), the Permian Basin in West Texas (the “SAOU system”) and in Southwest Louisiana (the “LOU system”).
Note 2—Basis of Presentation
     The unaudited consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited consolidated balance sheet as of June 30, 2008 includes all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of our financial position as of June 30, 2008. All significant intercompany balances and transactions have been eliminated in consolidation. Transactions between us and other Targa operations have been identified in the unaudited consolidated financial statements as transactions between affiliates (see Note 6). The unaudited consolidated balance sheet should be read in conjunction with our audited consolidated balance sheet and notes thereto as of December 31, 2007.
     We consolidate the accounts of the Partnership and its subsidiaries in accordance with Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” We have no independent operations and no material assets outside those of the Partnership. Notwithstanding our consolidation of the Partnership and its subsidiaries into our Consolidated Balance Sheet pursuant to EITF No. 04-5, we are not liable for, and our assets are not available to satisfy, the obligations of the Partnership and/or its subsidiaries.
     The caption “Limited partners of Targa Resources Partners LP, including Parent” on our June 30, 2008 consolidated balance sheet represents third-party and Targa ownership interests in the Partnership. The following table presents the components of this line item as of June 30, 2008 (in thousands):

Limited partners of Targa Resources Partners LP:
Non-affiliate public unitholders	$582,886
Targa	(147,386)

Limited partners of Targa Resources Partners LP, including Parent	$435,500

Note 3 — Accounting Pronouncements
   Accounting Pronouncements Recently Adopted.
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The FASB partially deferred the effective date of SFAS 157 for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We adopted SFAS 157 with respect to financial assets and liabilities that are recognized on a recurring basis on January 1, 2008. Although the adoption of SFAS 157 did not materially impact our financial position, we are now required to provide additional disclosures as part of our financial statements.
     SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
     Our derivative instruments consist of financially settled commodity and interest rate swap and option contracts and fixed price commodity contracts with certain customers. We determined the fair value of our derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are either readily available in public markets or are quoted by counterparties to these contracts. In situations where inputs are obtained via quotes from our counterparties, the reasonableness of these quotes is verified via similar quotes from another source for each date for which financial statements are presented. These valuation techniques have been consistently applied in all periods presented and we believe we have obtained the most accurate information available for the types of derivative contracts we hold. The inputs for these contract have been categorized as Level 2 or Level 3. The price quotes for the Level 3 inputs are provided by a counterparty with whom we regularly transact business.
     The fair value of our financial instruments as of June 30, 2008 was:

	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets from commodity derivative contracts	$3,756	$—	$1,939	$1,817
Assets from interest rate swaps	1,532	—	1,532	—

Total assets	$5,288	$—	$3,471	$1,817

Liabilities from commodity derivative contracts	$266,572	$—	$72,845	$193,728
Liabilities from interest rate swaps	2,418	—	2,418	—

Total liabilities	$268,990	$—	$75,263	$193,728

     The following table sets forth a reconciliation of changes in the fair value of our net financial liabilities classified as Level 3 in the fair value hierarchy:

Commodity
Derivative
Contracts
(In thousands)
Beginning balance	$(71,370)
Losses included in other comprehensive income	(2,963)
Losses included in Limited Partners of Targa Resources Partners LP, including Parent	(145,197)
Settlements	27,619
Transfers in/out of Level 3	—

Ending balance, June 30, 2008	$(191,911)

     In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. Our adoption of SFAS 159 on January 1, 2008 did not have a material impact on our consolidated balance sheet.
Accounting Pronouncements Recently Issued
     In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is encouraged. Our adoption of SFAS 161 will not impact our consolidated financial position.

Note 4 — Partnership Equity and Distributions
     General. The partnership agreement requires that, within 45 days after the end of each quarter, the Partnership distribute all of its Available Cash to unitholders of record on the applicable record date, as determined by us.
     The following table shows the distributions that the Partnership has made to unitholders during the six months ended June 30, 2008:

	Distribution per	Distribution per
Quarter Ended	Common Unit	Subordinated Unit	Date Paid	Total Distribution
				(In thousands)
December 31, 2007	$0.3975	$0.3975	February 14, 2008	$18,792
March 31, 2008	0.4175	0.4175	May 15, 2008	$19,886
     See also Note 11 — Subsequent Events regarding subsequent distributions.
Note 5 — Member’s Equity
     At June 30, 2008, member’s equity consisted of the capital account of Targa GP Inc., an indirect wholly owned subsidiary of Targa and Targa GP Inc.’s proportionate share of the accumulated other comprehensive loss of the Partnership.
Note 6 — Related-Party Transactions
Targa Resources, Inc.
     The Partnership is a party to various agreements with Targa, TR GP and others that address (i) the reimbursement to Targa for costs incurred on the Partnership’s behalf and indemnification matters, (ii) sales of certain NGLs and NGL products to Targa; and (iii) sales of natural gas to Targa. The net receivable from Targa as of June 30, 2008 was approximately $107.4 million.
Other
     Commodity hedges. The Partnership has entered into various commodity derivative transactions with Merrill Lynch Commodities Inc. (“MLCI”), an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”). Merrill Lynch holds an equity interest in the holding company that indirectly owns us. Under the terms of these various commodity derivative transactions, MLCI has agreed to pay the Partnership specified fixed prices in relation to specified notional quantities of natural gas and condensate over periods ending in 2010, and the Partnership has agreed to pay MLCI floating prices based on published index prices of such commodities for delivery at specified locations. The following table shows the Partnership’s open commodity derivatives with MLCI as of June 30, 2008:

Period	Commodity	Instrument Type	Daily Volumes	Average Price	Index
Jul 2008 — Dec 2008	Natural gas	Swap	3,847 MMBtu	$8.76 per MMBtu	IF-Waha
Jan 2009 — Dec 2009	Natural gas	Swap	3,556 MMBtu	$8.07 per MMBtu	IF-Waha
Jan 2010 — Dec 2010	Natural gas	Swap	3,289 MMBtu	$7.39 per MMBtu	IF-Waha
Jul 2008 — Dec 2008	NGL	Swap	3,175 Bbl	$1.06 per gallon	OPIS-MB
Jan 2009 — Dec 2009	NGL	Swap	3,000 Bbl	$0.98 per gallon	OPIS-MB
Jul 2008 — Dec 2008	Condensate	Swap	264 Bbl	$72.66 per barrel	NY-WTI
Jan 2009 — Dec 2009	Condensate	Swap	202 Bbl	$70.60 per barrel	NY-WTI
Jan 2010 — Dec 2010	Condensate	Swap	181 Bbl	$69.28 per barrel	NY-WTI
     As of June 30, 2008, the fair value of these open positions was a liability of $70.4 million.

Note 7 — Long-Term Debt
     The Partnership’s outstanding borrowings, issued letters of credit and availability under its credit facility as of June 30, 2008 were:

June 30,
2008
(In thousands)
Senior notes, 8 1/4% fixed rate, due July 1, 2016	$250,000
Senior secured credit facility, variable rate, due February 14, 2012	325,000

Total long-term debt	$575,000

Letters of credit issued	$41,250

Available borrowings under credit facility	$483,750

8 1/4% Senior Notes due 2016
     On June 18, 2008, the Partnership completed the private placement under Rule 144A and Regulation S of the Securities Act of 1933 (“Rule 144A”) of $250 million in aggregate principal amount of 8 1/4% senior notes due 2016 (the “Notes”). Proceeds from the Notes were used to repay borrowings under the Partnership’s senior secured credit facility.
     The Notes:
•	are the Partnership’s unsecured senior obligations;

•	rank pari passu in right of payment with the Partnership’s existing and future senior indebtedness, including indebtedness under the Partnership’s senior secured credit facility;

•	are senior in right of payment to any of the Partnership’s future subordinated indebtedness; and

•	are unconditionally guaranteed by the Partnership.
     The Notes are effectively subordinated to all secured indebtedness under the Partnership’s senior secured credit agreement, which is secured by substantially all of its assets, to the extent of the value of the collateral securing that indebtedness.
     Interest on the Notes accrues at the rate of 8 1/4% per annum and is payable semi-annually in arrears on January 1, and July 1, commencing on January 1, 2009. Interest is computed on the basis of a 360-day year comprising twelve 30-day months.
     At any time prior to July 1, 2011, the Partnership may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings by the Partnership, at a redemption price of 108.25% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date provided that:
     (1) at least 65% of the aggregate principal amount of the Notes (including any additional notes) (excluding Notes held by the Partnership) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such equity offering.
     At any time prior to July 1, 2012, the Partnership may also redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the applicable premium as defined in the indenture agreement, as of, and accrued and unpaid interest and liquidated damages, if any, to the date of redemption.
     On or after July 1, 2012, the Partnership may redeem all or a part of the Notes, at the redemption prices set forth below (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any, on the Notes redeemed, if redeemed during the twelve-month period beginning on July 1 of each year indicated below:

Year	Percentage
2012	104.125%
2013	102.063%
2014 and thereafter	100.000%

     The Notes are subject to a registration rights agreement dated as of June 18, 2008. Under the registration rights agreement, the Partnership is required to file by June 19, 2009 a registration statement with respect to any Notes that are not freely transferable without volume restrictions by holders of the Notes that are not affiliates of the Partnership. If the Partnership fails to do so, additional interest will accrue on the principal amount of the Notes. Under EITF 00-19-2, “Accounting for Registration Payment Arrangements,” the Partnership has determined that the payment of additional interest is not probable, as that term is defined in SFAS 5, “Accounting for Contingencies.” As a result, the Partnership has not recorded a liability for any contingent obligation. Any subsequent accruals of a liability or payments made under this registration rights agreement will be charged to earnings as interest expense in the period they are recognized or paid.
 Senior Secured Credit Facility
     Concurrent with the closing of the private placement of the $250 million senior notes, the Partnership increased the commitments under its senior secured credit facility by $100 million, bringing the total commitments under its senior secured credit facility to $850 million. The Partnership may still request additional commitments of up to $150 million under the senior secured credit facility, which would increase the total commitments under its senior secured credit facility to $1 billion.
Note 8 — Derivative Instruments and Hedging Activities
     Our OCI balance consists of our proportionate share of the OCI of the Partnership. OCI attributable to the limited partners of the Partnership is included in the caption “Limited partners of Targa Resources Partners LP, including Parent”. As of June 30, 2008, our OCI included $2.2 million of unrealized net losses on commodity hedges and a nominal unrealized loss on interest rate hedges.
     As of June 30, 2008, the Partnership had the following hedge arrangements which will settle during the years ended December 31, 2008 through 2012 (except as indicated otherwise, the 2008 volumes reflect daily volumes for the period from July 1, 2008 through December 31, 2008):
Natural Gas

		Avg. Price	MMBtu per Day
Instrument Type	Index	$/MMBtu	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
Natural Gas Purchases
Swap	NY-HH	8.43	1,350	—	—	—	—	$1,258

			1,350	—	—	—	—	1,258

Natural Gas Sales
Swap	IF-HSC	8.09	2,328	—	—	—	—	(2,143)
Swap	IF-HSC	7.39	—	1,966	—	—	—	(3,236)

			2,328	1,966	—	—	—	(5,379)

Swap	IF-NGPL MC	8.43	6,964	—	—	—	—	(4,088)
Swap	IF-NGPL MC	8.02	—	6,256	—	—	—	(7,016)
Swap	IF-NGPL MC	7.43	—	—	5,685	—	—	(5,536)
Swap	IF-NGPL MC	7.34	—	—	—	2,750	—	(2,316)
Swap	IF-NGPL MC	7.18	—	—	—	—	2,750	(2,309)

			6,964	6,256	5,685	2,750	2,750	(21,266)

Swap	IF-Waha	8.20	7,389	—	—	—	—	(5,101)
Swap	IF-Waha	7.61	—	6,936	—	—	—	(9,380)
Swap	IF-Waha	7.38	—	—	5,709	—	—	(5,699)
Swap	IF-Waha	7.36	—	—	—	3,250	—	(2,786)
Swap	IF-Waha	7.18	—	—	—	—	3,250	(2,924)

			7,389	6,936	5,709	3,250	3,250	(25,890)

Total Swaps			16,681	15,158	11,394	6,000	6,000	(51,277)

Floor	IF-NGPL MC	6.55	1,000	—	—	—	—	1
Floor	IF-NGPL MC	6.55	—	850	—	—	—	29

			1,000	850	—	—	—	30

Floor	IF-Waha	6.85	670	—	—	—	—	1
Floor	IF-Waha	6.55	—	565	—	—	—	18

			670	565	—	—	—	19

Total Floors			1,670	1,415	—	—	—	49

								$(51,228)

NGLs

		Avg. Price	Barrels per Day
Instrument Type	Index	$/gal	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
NGL Sales
Swap	OPIS-MB	1.01	7,095	—	—	—	—	$(45,341)
Swap	OPIS-MB	0.96	—	6,248	—	—	—	(62,001)
Swap	OPIS-MB	0.91	—	—	4,809	—	—	(40,124)
Swap	OPIS-MB	0.92	—	—	—	3,400	—	(26,650)
Swap	OPIS-MB	0.92	—	—	—	—	2,700	(19,612)

Total Swaps			7,095	6,248	4,809	3,400	2,700	(193,728)

Floors	OPIS-MB	1.73	—	—	—	365	—	860
Floors	OPIS-MB	1.72	—	—	—	—	422	957

Total Floors			—	—	—	365	422	1,817

								$(191,911)

Condensate

		Avg. Price	Barrels per Day
Instrument Type	Index	$/Bbl	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
Condensate Sales
Swap	NY-WTI	67.19	384	—	—	—	—	$(4,922)
Swap	NY-WTI	69.00	—	322	—	—	—	(7,937)
Swap	NY-WTI	68.10	—	—	301	—	—	(6,821)

Total Swaps			384	322	301	—	—	(19,680)

Floor	NY-WTI	60.50	55	—	—	—	—	0
Floor	NY-WTI	60.00	—	50	—	—	—	3

Total Floors			55	50	—	—	—	3

								$(19,677)

Customer Hedges

Period	Commodity	Instrument Type	Daily Volume	Average Price	Index	Fair Value
						(In thousands)
Purchases
Jul 2008 — Dec 2008	Natural gas	Swap	7,043 MMBtu	$12.81 per MMBtu	NY-HH	$453
Jan 2009 — Dec 2009	Natural gas	Swap	658 MMBtu	11.95 per MMBtu	NY-HH	123
Sales
Jul 2008 — Dec 2008	Natural gas	Fixed price sale	7,043 MMBtu	12.81 per MMBtu	NY-HH	(453)
Jan 2009 — Dec 2009	Natural gas	Fixed price sale	658 MMBtu	11.95 per MMBtu	NY-HH	(123)

						$—

     The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets. These contracts may expose us to the risk of financial loss in certain circumstances. The Partnership’s hedging arrangements provides protection on the hedged volumes if prices decline below the prices at which these hedges are set. If prices rise above the prices at which the Partnership has hedged, it will receive less revenue on the hedged volumes than it would receive in the absence of hedges.
     See also Note 11 — Subsequent Events regarding termination and rehedging of commodity hedges.
     As of June 30, 2008, the Partnership had the following open interest rate swaps:

	Expiration		Notional
Effective Date	Date	Rate	Amount
			(In thousands)
12/13/2007	01/24/2011	4.0775%	$50,000
12/18/2007	01/24/2011	4.2100%	50,000
12/21/2007	01/24/2012	4.0750%	50,000
12/21/2007	01/24/2012	4.0750%	50,000
01/09/2008	01/24/2012	3.6990%	50,000
01/11/2008	01/24/2012	3.6400%	50,000

     Each swap fixes the three month LIBOR rate as indicated for the specified notional amount outstanding under the Partnership’s senior secured credit facility over the term of each swap agreement. The fair value of the Partnership’s outstanding interest rate swaps was a liability of $0.9 million as of June 30, 2008. The Partnership has designated all interest rate swaps as cash flow hedges. Accordingly, unrealized gains and losses relating to the interest rate swaps are recorded in OCI until the interest expense on the related debt is recognized in earnings.
Note 9 — Commitments and Contingencies
Environmental
     For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, “Environmental Remediation Liabilities.” Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. This liability was transferred as part of the assets contributed to us at the time of our initial public offering.
     Our environmental liability was $0.3 million as of June 30, 2008, primarily for ground water assessment and remediation.
Litigation
     On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including Targa Resources, Inc., and three other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase the SAOU system from ConocoPhillips, and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. On October 2, 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. Targa has agreed to indemnify us for any claim or liability arising out of the WTG suit. WTG’s motion to reconsider and for a new trial was overruled. On January 2, 2008, WTG filed a notice of appeal, and on May 6, 2008 filed its appellant’s brief with the 14th Court of Appeals in Houston, Texas. Targa filed its appellee’s brief on June 26, 2008 and WTG filed a reply on August 13, 2008. Targa will contest the appeal, but can give no assurances regarding the outcome of the proceeding.
Note 10 — Share-Based Compensation
     We have adopted a long-term incentive plan (“the Plan”) for our employees, consultants and directors and affiliates who perform services for us. We account for awards under the Plan utilizing the fair value recognition provisions of SFAS 123R, “Share-Based Payment.”
Non-Employee Director Grants
     On March 25, 2008, we made equity-based awards of 16,000 restricted common units of the Partnership (2,000 restricted common units in the Partnership to each of the Partnership’s non-management directors and to each of Targa Resources Investments Inc.’s independent directors) under the Plan. The awards will settle with the delivery of common units and are subject to three-year vesting, without a performance condition, and will vest ratably on each anniversary of the grant date.
     Compensation expense on the restricted common units is recognized on a straight-line basis over the vesting period. The fair value of an award of restricted common units is measured on the grant date using the market price of a common unit on such date. For the three and six months ended June 30, 2008, we recognized compensation expense of approximately $78,000 and $119,000 related to equity-based awards, respectively. For the three months ended June 30, 2007 and for the period of commencement of Partnership operations (February 14, 2007) through June 30, 2007, we recognized compensation expense of approximately $60,000 and $76,000 related to equity-based awards, respectively. The estimated remaining fair value of $400,000 will be recognized in expense over a weighted average period of approximately two years.

Note 11 — Subsequent Events
     During July 2008, the Partnership borrowed $87.4 million under its senior secured credit facility to terminate certain out-of-the-money natural gas and NGL commodity swaps. Prior to the terminations, the swaps were designated as hedges in accordance with SFAS 133, “Derivative Instruments and Hedging Activities.” The Partnership also entered into new natural gas and NGL commodity swaps at then current market prices that match the production volumes of the terminated swaps through 2010.
     On July 23, 2008, we announced a quarterly distribution of available cash of $0.5125 per common and subordinated unit (approximately $25.9 million, including distributions to us as general partner and the holder of the incentive distributions rights), for the quarter ended June 30, 2008, which was paid on August 14, 2008 to unitholders of record as of the close of business on August 4, 2008.